Exhibit 4.43

Termination Agreement

[Translated from the Chinese; Chinese version only was signed]

Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Party B: Beijing Sina Internet Information Services Co., Ltd.

This termination agreement is signed by and between the following parties as of July 10, 2006 in Beijing.

Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Party B: Beijing Sina Internet Information Service Co., Ltd.

Whereas:

Party A and Party B entered into a cooperation agreement (“Original Agreement”) dated as of June 1, 2005, under which the parties established a strategic relationship with respect to the website, www.sina.com.cn.

Each party acknowledges that the commercial goals of the Original Agreement were not achieved. The parties desire to terminate the Original Agreement prior to its expiry, pursuant to the following terms:

The Original Agreement shall terminate as of July 10, 2006 (the “Termination Date”), following which neither party shall have any obligation under the Original Agreement.

The parties agree that, pursuant to the rates stated in the Original Agreement, Party A shall pay Party B RMB 1,498,931.25 before July 31, 2006, in consideration for Party B’s provision of advertising services prior to theTermination Date according to the contracted content of the Original Agreement.

This Termination Agreement will be effective after being signed by parties on the date written above.

This Areement is signed in triplicate,, of which one original is held by Party A and the other two are held by Party B. Each of the originals shall be equally binding on the parties.

Party A: eLongNet Information Technology (Beijing) Co., Ltd.	Party B: Beijing Sina Internet Information Service Co., Ltd.
Company Seal: /s/ eLongNet Information Technology (Beijing) Co., Ltd. Authorized representative:	Company Seal: /s/ Beijing Sina Internet Information Service Co., Ltd. Authorized representative:

/s/: Justin Tang	/s/ Charles Guowei Cao
Date of signature: July 10, 2006	Date of signature: July 10, 2006